UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 4, 2016

ANI PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-31812	58-2301143
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

210 Main Street West Baudette, Minnesota	56623
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (218) 634-3500

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01	Completion of Acquisition or Disposition of Assets.

On January 4, 2016, ANI Pharmaceuticals, Inc. (the "Company" or "ANI") and Merck Sharp & Dohme B.V. ("Merck") completed the previously announced acquisition of certain assets (the "Acquisition") pursuant to the Asset Purchase Agreement, dated September 18, 2015, between ANI and Merck (the "Agreement"). Pursuant to Agreement, the Company acquired Merck's right, title and interest in NDA #008975 for purified corticotropin gel and NDA #009854 for corticotropin-zinc hydroxide (collectively, the "NDAs") and certain documentation and trademark rights relating to the products under the NDAs (the "Acquired Assets"). The Company also received a non-exclusive, irrevocable, perpetual right and license (with the right to grant sublicenses) to certain manufacturing technology relating to the manufacture of the products under the NDAs.

In consideration for the purchase of the Acquired Assets, the Company paid Merck an aggregate purchase price of $75 million and will pay to Merck a percentage of future net sales of the products under the NDAs.

The Company assumed all liabilities and obligations for the Acquired Assets, except for any liabilities arising from the manufacture or sale of products under the NDAs prior to the closing of the acquisition.

A press release announcing the closing of the Acquisition is filed with this Current Report on Form 8-K as Exhibits 99.1 and incorporated into this Item 2.01 by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

No.	Description

99.1	Press release, dated January 5, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ANI PHARMACEUTICALS, INC.

	By:	/s/ Charlotte C. Arnold
Charlotte C. Arnold
Vice President, Finance, and Chief Financial Officer
Dated: January 5, 2016